VENTURE LENDING & LEASING VI, INC.
Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing VI, Inc. (“VLLI VI” or “Fund VI”), hereby certify: that the following resolutions were duly adopted by the Board of Directors by resolution dated May 20, 2015, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund VI who are not “interested persons” of the Fund.

RESOLVED, that based on the information presented at this Meeting the Chief Financial Officer be, and he hereby is, instructed to seek a fidelity bond for the benefit of Fund VI, with a reputable insurer and at a competitive premium; and

FURTHER RESOLVED, that upon successfully obtaining the fidelity bond, the Chief Financial Officer be, and he hereby is, instructed and authorized to file the fidelity bond(s) with the Securities and Exchange Commission and complete every other requirement of the rules regarding fidelity bonds under the Investment Company Act of 1940.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2016.

IN WITNESS WHEREOF, I have hereunto signed my name this 10th day of August 2015.

/S/ Martin D. Eng
Martin D. Eng